Annual Meeting Results

An annual meeting of the funds shareholders was held on September 19, 2005. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds shareholders elected the following eight directors:

			  Shares    Shares Witholding
			 Voted For  Authority to Vote
Benjamin R. Field III .. 3,228,442 	810,135
Roger A. Gibson ........ 3,230,642 	807,935
Victoria J. Herget ..... 3,230,642 	807,935
Leonard W. Kedrowski.... 3,229,177 	809,400
Richard K. Riederer..... 3,230,642 	807,935
Joseph D. Strauss....... 3,229,935 	808,642
Virginia L. Stringer ... 3,229,884 	808,642
James M. Wade .......... 3,229,935 	808,642


(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the funds for the fiscal period ending August 31, 2005. The following votes were cast regarding this matter:

  Shares     Shares Broker
 Voted For   Voted Against     Abstentions      Non-Votes
 3,001,019 	336,870     	 700,688 	    -